Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 23rd day of May, 2005, is entered into by VistaCare, Inc., a Delaware corporation with its principal place of business at 4800 N. Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251 (the “Company”), and Carla Davis Hughes, an individual residing in Scottsdale, Arizona (“Hughes”).

Recitals:

     WHEREAS, Hughes, prior to the date hereof, has been employed by the Company and has most recently held the position of Executive Vice President of Public Policy & Strategic Marketing of the Company and its subsidiaries, and, effective as of May 31, 2005, shall no longer hold such position; and

     WHEREAS, Hughes shall continue to be employed by the Company as described hereinafter; and

     WHEREAS, pursuant to a Management Agreement entered into by the Company and Hughes as of October 9, 2002, the Company agreed to provide certain payments and benefits to Hughes in the event Hughes’s employment by the Company were terminated under certain circumstances; and

     WHEREAS, terms and provisions of such Management Agreement are not applicable to Hughes’s continuing employment; and

     WHEREAS, the Company and Hughes wish to set out terms and conditions upon which Hughes will continue to provide services to the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          (a) “Cause” shall mean: (i) Hughes’s willful failure to attempt in good faith to follow the legal written directions of the Chief Operating Officer (the “COO”) or the Chief Executive Officer (the “CEO”), which is not cured within ten (10) days following receipt by Hughes of written notice from the COO or the CEO specifying the details thereof, (ii) Hughes’s conviction of a felony (other than a felony involving a traffic violation or as a result of vicarious liability), (iii) Hughes’s commission of an act constituting fraud, embezzlement, larceny or theft with regard to the Company that is of a material nature (other than good faith expense account reimbursement disputes) or (iv) willful misconduct by Hughes with regard to the Company that has a material adverse effect on the Company. For purposes of this definition, no act, or failure to act, on Hughes’ part shall be considered “willful” unless done or omitted to be done by her not in good faith and without reasonable belief that her action or omission was in the best interests of the Company.

          (b) “Confidential Information” means all trade secrets and other information of a business, financial, marketing, technical or other nature pertaining to the Company or any of its subsidiaries or affiliates, including information of others that the Company or any of its subsidiaries or affiliates has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of Hughes, was known by Hughes prior to Hughes’ affiliation with or employment by the Company or which Hughes is required to disclose by legal process.

          (c) “Disability” means the failure of Hughes, due to physical or mental disability, to perform the services reasonably contemplated by her position for a period of either (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days, whether or not consecutive, during any 360-day period.

     2. Employment Services. The Company agrees that Hughes’s employment shall continue from June 1, 2005 until May 15, 2007 (the “Term” of this Agreement), unless her employment is terminated earlier as provided herein or is extended by mutual consent. At the reasonable request of and pursuant to the instructions of the Company’s COO or CEO, Hughes shall perform the following services, the itemization of which is for purposes of illustration and not limitation:

(a)	provide consultative services regarding matters to which she devoted attention while serving as Chief Operating Officer and/or Executive Vice President of Public Policy & Strategic Marketing;

(b)	assist with the transition of duties to the new employee performing the functions of the position of Executive Vice President of Public Policy & Strategic Marketing;

(c)	serve as a resource regarding subjects within her areas of experience and expertise;

(c)	other activities as reasonably requested by the COO or CEO.

     Provided, however, the parties acknowledge and agree that Hughes shall not be required to work more than five (5) hours per month without her prior consent, and the Company shall not be required to request any minimum amount of services.

     3. Compensation for Services. Hughes shall be paid a salary of Five Hundred Dollars ($500) per month for services provided hereunder. In the event the Company makes a specific written request for services that exceeds the five hours of services in a month, and Hughes provides said services, she shall be paid the sum of One Hundred Dollars ($100) per hour for the amount of services in excess of five hours during that month. Hughes shall also receive reimbursement for reasonable expenses incurred in the performance of such services. Hughes shall not accrue paid time off or be eligible for health insurance or other benefits, but any options to purchase shares of the Company’s capital stock granted prior to the date of this

Agreement shall continue to vest in accordance with the terms of such option grants. In the event Hughes anticipates that expenses in connection with a particular work assignment will exceed One Thousand Dollars ($1,000) she will notify the COO or CEO in advance.

     4. Termination of Employment Prior to End of the Term of this Agreement. If prior to May 15, 2007, Hughes’ employment by the Company is terminated by the Company for any reason other than Cause or Hughes’ death or Disability, she shall be paid the sum of $500 times the number of months remaining of the Term of this Agreement, and all options granted by the Company to Hughes to purchase shares of the Company’s capital stock which would have vested on or before May 15, 2007 shall become vested in full as of the employment termination date.

     5. Confidentiality.

          (a) Hughes will not at any time, directly or indirectly, disclose or divulge, except as required in connection with the performance of Hughes’ duties for the Company, any Confidential Information acquired by Hughes during or in connection with Hughes’ affiliation with or employment by the Company.

          (b) Hughes shall make no use whatsoever, directly or indirectly, of any Confidential Information, except as required in connection with the performance of Hughes’ duties for the Company.

          (c) Upon the Company’s request at any time and for any reason, Hughes shall immediately deliver to the Company all materials (including all copies) in Hughes’ possession which contain or relate to Confidential Information.

     6. Restrictions on solicitation and hiring of Company employees.

          (a) Intent of the parties. As provided later in this Agreement, the Company waives and will not attempt to enforce against Hughes the non-competition restrictions included in prior agreements between the parties. However, the Company intends to maintain, and Hughes intends to comply with, restrictions on Hughes’ ability to solicit for employment or hire Company employees and/or to interfere with the Company’s business relationship with patient referral sources and others. Hughes acknowledges that her positions with the Company have given her knowledge and information regarding the Company’s employees and referral sources that is proprietary and confidential to the Company, and that the restrictions set forth herein are reasonable to protect the legitimate business interests of the Company.

          (b) Non-solicitation and hiring of Company employees, and non-interference with business relationships. Hughes agrees that prior to the termination of Hughes’s employment with the Company for whatever reason and for two years thereafter, she will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner of or participant in any business entity other than the Company (the “Hughes business entity”): (i) solicit for employment or hire from the Company or any of its subsidiaries or affiliates any person who is at the time or who was during the prior six months employed by or associated with the Company or any of its subsidiaries or affiliates; or (ii) materially interfere with the business relationship of the Company or any of its subsidiaries or affiliates with patient referral sources or with any person who is at the time or was during the prior six months employed by or associated with the Company or any of its subsidiaries or affiliates. Hughes agrees that her communications with the Company throughout the period of non-solicitation shall be directed through the CEO, the COO and/or the General Counsel unless otherwise authorized by the CEO, the COO or the General Counsel. It shall not be a violation of this Section 6: (1) if an employee or former employee of the Company becomes employed by a Hughes business entity after responding to an advertisement offering employment opportunities to the public; (2) if an employee or former employee of the Company, without being solicited directly or indirectly by Hughes, seeks employment with the Hughes business entity; or (3) if an employee or former employee of the Company becomes employed by the Hughes business entity without the knowledge of Hughes. In addition to any other remedy that may be available to the Company to enforce the restrictions of this Section 6, a violation of this Section 6 may be deemed to be Cause for termination of employment.

     7. Remedies. Without limiting the remedies available to the Company, Hughes acknowledges that a breach of any of the covenants contained in Sections 5 and 6 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining Hughes from engaging in any activities prohibited by Sections 5 and 6 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5 and 6 herein. The foregoing provisions of Sections 5 and 6 herein shall survive the termination of this Agreement and shall continue thereafter in full force and effect in accordance with the terms of Sections 5 and 6 herein for the periods of time contemplated thereby.

     8. Release. It shall be a condition of the Company’s obligation to provide the benefits contemplated by Section 4 that Hughes execute and deliver to the Company a release in form and substance satisfactory to the Company pursuant to which Hughes unconditionally and irrevocably waives, relinquishes and forever releases and discharges the Company and its officers, directors, shareholders, employees, agents, subsidiaries, affiliates, predecessors, successors and assigns (collectively, the “Company Indemnitees”) from any and all claims, duties, causes of actions, demands, obligations, liabilities, rights, damages (including business, punitive or exemplary damages) of any kind or nature whether existing or contingent, then known or unknown, asserted or unasserted, whether in law, equity and administrative proceeding that Hughes then has or ever had against the Company Indemnitees since the beginning of the world through the date thereof including, but not limited to, any and all matters related in any way to Hughes’s employment with or separation from the Company, as well as claims under the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, any claim based on state anti-discrimination laws, any claim for wrongful discharge, and any alleged violation of public policy, contract or tort law, or any other federal, state, or local law; provided, however, that such release shall not apply to the terms and conditions of this Agreement, which shall remain valid and enforceable.

     9. Waiver of Non-Competition. Hughes and the Company acknowledge that they are parties to one or more agreements entered into prior to this Agreement in which Hughes agreed not to compete directly or indirectly with the Company in the business of providing hospice services. Provided Hughes shall be in compliance with the terms and conditions of this Agreement, the Company agrees that it will waive and not seek to enforce against Hughes such non-competition provisions.

     10. Binding on Successors. If the Company is at any time merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Section 10 will apply in the event of any subsequent merger or consolidation or transfer of assets. In the event of any such merger, consolidation or sale of assets, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

     11. Withholding. All payments required to be made by the Company hereunder to Hughes or her dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

     12. Employment at Will. Nothing contained in this Agreement shall be construed as a right of Hughes to continue in the employ of the Company, or as a limitation of the right of the Company to discharge Hughes with or without Cause; provided that Hughes shall have the right to receive upon termination of her employment the benefits provided in this Agreement. Hughes shall have the right to terminate her employment with or without cause, in which event, except for those the provisions intended to survive by their terms, this Agreement shall be terminated.

     13. No Other Severance. The benefits of this Agreement shall be in lieu of severance payments, if any, which might otherwise be available to Hughes.

     14. Successors and Assigns. The provisions of this Agreement, shall be binding upon and shall inure to the benefit of Hughes, his executors, administrators, legal representatives, and assigns, and the Company and its successors.

     15. No Set-off. The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to Hughes, her dependents, beneficiaries, or estate provided for in this Agreement.

     16. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown on the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 16.

     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation the Management Agreement between the Company and Hughes dated October 9, 2002.

     18. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Hughes.

     19. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Arizona.

     20. Miscellaneous.

          (a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          (b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          (c) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

VISTACARE, INC.

By:

Title:

Carla Davis Hughes